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                                                                   EXHIBIT 10.12

                               LAUREL SAVINGS BANK
                     TRUSTEE DEFERRED COMPENSATION AGREEMENT

      THIS AGREEMENT is made effective as of the 1st day of January 2004 (the "Effective Date"), by and between Laurel Savings Bank, a state-chartered savings bank located in Allison Park, Pennsylvania (the "Bank"), and _______________ (the "Trustee"), intending to be legally bound hereby.

                                  INTRODUCTION

      To encourage the Trustee to remain a member of the Bank's Board of Trustees, the Bank is willing to provide deferred compensation benefits to the Trustee. The Bank will pay the benefits from its general assets according to the terms of this Agreement.

                                    AGREEMENT

      The Trustee and the Bank agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

      1.1 "Change in Control" means any of the following:

            (A) any person (as such term is used in Sections 13d and 14d-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Corporation, a subsidiary of the Corporation, an employee benefit plan (or related trust) of the Corporation or a direct or indirect subsidiary of the Corporation, or Affiliates of the Corporation (as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 25% of the combined voting power of the Corporation's then outstanding securities (other than a person owning 10% or more of the voting power of stock on the date hereof); or

            (B) the liquidation or dissolution of the Corporation or the approval by the stockholders of the Corporation of a plan for such liquidation or dissolution or the occurrence of a sale of all or substantially all of the assets of the Corporation to an entity which is not a direct or indirect subsidiary of the Corporation; or

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            (C) the occurrence of or approval by the stockholders of the
      Corporation of a transaction that would and does result in a reorganization, merger, consolidation or other similar transaction or connected series of transactions of the Corporation as a result of which either (a) the Corporation does not survive or (b) pursuant to which shares of the Corporation common stock ("Common Stock") would be converted into cash, securities or other property, unless, in case of either (a) or
      (b), the holders of the Corporation Common Stock immediately prior to such transaction will, following the consummation of the transaction, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors of the corporation surviving, continuing or resulting from such transaction; or

            (D) the occurrence of or approval by the stockholders of the Corporation of a transaction that would and does result in a reorganization, merger, consolidation or similar transaction of the Corporation, if upon consummation of such transaction or transactions, the persons who are members of the Board of Directors of the Corporation immediately before such transaction or transactions cease to constitute a majority of the Board of Directors of the Corporation or, in the case where the Corporation does not survive in such transaction, a majority of the board of directors of the corporation surviving, continuing or resulting from such transaction or transactions; or

            (E) any other event which is at any time designated as a "Change in Control" for purposes of this Plan by a resolution adopted by the Board of Directors of the Corporation with the affirmative vote of a majority of the non-employee Directors in office at the time the resolution is adopted; in the event any such resolution is adopted, the Change in Control event specified thereby shall be deemed incorporated herein by reference and thereafter may not be amended, modified or revoked without the written agreement of the Trustee; or

            (F) during any period of two consecutive years during the term of this Plan, individuals who at the beginning of such period constitute the Board of Trustees of the Bank or the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election of each Trustee or Director who was not a Trustee or Director at the beginning of such period has been approved in advance by Trustees or Directors representing at least two-thirds of the Trustees or Directors then in office who were Trustees at the beginning of the period, provided however this provision shall not apply in the event two-thirds of the Board of Trustees or Directors at the beginning of a period no longer are Trustees or Directors, as the case may be, due to death, normal retirement, or other circumstances not related to a Change in Control.

      1.2 "Code" means the Internal Revenue Code of 1986, as amended.

      1.3 "Corporation" means Laurel Capital Group, Inc.

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      1.4 "Disability" means the Trustee suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Bank, permanently prevents the Trustee from performing substantially all of the Trustee's normal duties for the Bank. As a condition to any benefits, the Bank may require the Trustee to submit to such physical or mental evaluations and tests as the Bank's Board of Trustees deems appropriate.

      1.5 "Early Termination" means the Termination of Service before Normal Benefit Age for reasons other than death, Disability, Termination for Cause or following a Change in Control.

      1.6 "Early Termination Date" means the month, day and year in which Early Termination occurs.

      1.7 "Normal Benefit Age" means the Trustee's attainment of age 72.

      1.8 "Plan Year" means each twelve-month period commencing with the Effective Date of this Agreement.

      1.9 "Termination for Cause" has the meaning set forth in Section 5.1.

      1.10 "Termination of Service" means that the Trustee ceases to be a member of the Board of Trustees of the Bank for any reason whatsoever other than by reason of a leave of absence which is approved by the Bank. For purposes of this Agreement, if there is a dispute over the service status of the Trustee or the date of the Trustee's Termination of Service, the Bank shall have the sole and absolute right to decide the dispute.

      1.11 "Years of Service" means the total number of continuous years, including partial years, of service as a Trustee of the Bank, and inclusive of any approved leaves of absences.

      1.12 "Years of Service Requirement" means that the Trustee shall have 25 or more Years of Service at the date of the Trustee's death, Disability, Early Termination Date or Normal Benefit Age or as of the date of a Change in Control.

                                    ARTICLE 2
                                    BENEFITS

      2.1 Annual Normal Benefit. If the Trustee remains in continuous service as a member of the Board of Trustees of the Bank from the Effective Date of this Agreement until Normal Benefit Age and has met the Years of Service Requirement, the Bank shall pay to the Trustee the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

            2.1.1 Amount of Benefit. The annual normal benefit under this
      Section 2.1 is $22,478 (twenty-two thousand four hundred and seventy-eight dollars).

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            2.1.2 Payment of Benefit. The Bank shall pay the annual normal benefit specified herein to the Trustee each year for a period of five years. The annual benefit shall be paid in equal monthly installments commencing the first day of the month immediately following the Trustee's Normal Benefit Age and continuing for 59 months thereafter, resulting in a total of 60 payments.

            2.1.3 Benefit Adjustments. Commencing on the first anniversary of the first benefit payment pursuant to the terms hereof, and continuing on each subsequent anniversary, the Bank's Board of Trustees, in its sole and absolute discretion, may increase the benefit due hereunder; however, any increase in such benefit shall require the recalculation of all the amounts on Schedule A attached hereto. Such revision shall not require the consent of the Trustee.

      2.2 Early Termination Benefit. Upon Early Termination, if the Trustee shall have met the Years of Service Requirement thereat, the Bank shall pay to the Trustee the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

            2.2.1 Amount of Benefit. The annual benefit under this Section 2.2 is the Early Termination Annual Benefit set forth in Schedule A for the Plan Year ended immediately prior to the Early Termination Date (except if termination occurs during the first Plan Year, the benefit is the amount set forth for Plan Year 1 in Schedule A hereto).

            2.2.2 Payment of Benefit. The Bank shall pay the annual Early Termination benefit to the Trustee each year for a period of five years. The annual benefit shall be paid in equal monthly installments commencing with the first day of the month immediately following the Trustee's Normal Benefit Age and continuing for 59 months thereafter, resulting in a total of 60 payments.

            2.2.3 Benefit Adjustments. Benefit payments may be increased as provided in Section 2.1.3.

      2.3 Disability Benefit. If the Trustee terminates service due to Disability prior to Normal Benefit Age and shall have met for the Years of Service Requirement as of the date of such termination, the Bank shall pay to the Trustee the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

            2.3.1 Amount of Benefit. The annual benefit under this Section 2.3 is the annual Disability benefit amount set forth in Schedule A for the Plan Year ended immediately prior to the date in which Termination of Service occurs (except if termination occurs during the first Plan Year, the benefit is the amount set forth for Plan Year 1 in Schedule A hereto).

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            2.3.2 Payment of Benefit. The Bank shall pay the annual Disability benefit to the Trustee each year for a period of five years. The annual benefit shall be paid in equal monthly installments commencing within 90 days after the date of the Trustee's Termination of Service due to Disability and continuing for 59 months thereafter, resulting in a total of 60 payments.

            2.3.3 Benefit Adjustments. Benefit payments may be increased as provided in Section 2.1.3.

      2.4 Change in Control Annual Benefit. If the Trustee is in the active service of the Bank at the time of a Change in Control, has met the Years of Service Requirement as of the date of such Change in Control and does not resign his service with the Bank prior to the consummation of the transaction which constitutes the Change in Control, the Bank shall pay to the Trustee the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

            2.4.1 Amount of Benefit. The annual benefit under this Section 2.4 shall be an amount equal to 75% of the total amount of the monthly Board retainer and monthly Board meeting attendance fees (excluding therefrom any fees paid with respect to special Board meetings or meetings of committees of the Board) earned by the Trustee during the twelve full calendar months ending immediately prior to the month in which the Change in Control occurs.

            2.4.2 Payment of Benefit. The Bank shall pay the Change in Control annual benefit to the Trustee each year for a period of five years. The annual benefit shall be paid in equal monthly installments commencing with the first day of the month immediately following Normal Benefit Age and continuing for 59 months thereafter, resulting in a total of 60 payments.

            2.4.3 Benefit Adjustments. Benefit payments may be increased as provided in Section 2.1.3.

      2.5 Limitations. All benefits payable under this Article 2 shall be subject to the limitations contained in Article 5 of this Agreement.

                                    ARTICLE 3
                                 DEATH BENEFITS

      3.1 Death During Active Service. If the Trustee dies while in the active service of the Bank and at the date of the Trustee's death has not met the Years of Service Requirement, the Bank shall pay to the Trustee's beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the benefits provided under Article 2.

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            3.1.1 Amount of Benefit. The benefit paid annually under this
      Section 3.1 is set forth on Schedule A.

            3.1.2 Payment of Benefit. The Bank shall pay the annual death benefit to the beneficiary each year for a period of five years. The annual benefit shall be paid in equal monthly installments commencing within 90 days after the receipt by the Bank of the Trustee's death certificate and continuing for 59 months thereafter resulting in a total of 60 payments.

            3.1.3 Benefit Adjustments. Benefit payments may be increased as provided in Section 2.1.3.

      3.2 Death During Period in Which Benefits Being Paid. If the Trustee dies after the Bank has commenced paying any of the benefits provided under Article 2 of this Agreement but before all such payments have been made, the Bank shall pay the remaining benefits to the Trustee's beneficiary at the same time and in the same amounts they would have been paid to the Trustee had the Trustee survived.

      3.3 Death Following Termination of Service But Before Benefits Commence. If the Trustee is entitled to benefits under this Agreement, but dies prior to receiving any of such benefits, the Bank shall pay to the Trustee's beneficiary a benefit based upon the accrual balance as of the date of Trustee's Termination of Service with interest credited to the balance annually at the 10-year U.S. Treasury rate on each December 31st plus two percent (2%). The adjusted accrual balance shall be paid out over a five year period in equal monthly installments commencing within 90 days after the receipt by the Bank of the Trustee's death certificate and continuing for 59 months thereafter, resulting in a total of 60 payments.

      3.4 Limitations. All benefits payable under this Article 3 shall be subject to the limitations contained in Article 5 of this Agreement.

                                    ARTICLE 4
                                  BENEFICIARIES

      4.1 Beneficiary Designations. The Trustee shall designate a beneficiary by filing a written designation with the Bank. The Trustee may revoke or modify the designation at any time by filing a new designation. However, designations and revocations or modifications of designations shall only be effective if they are filed with the Bank as a written document, signed by the Trustee and accepted by the Bank during the Trustee's lifetime. The Trustee's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Trustee, or if the Trustee names a spouse as beneficiary and the marriage is subsequently dissolved. If the Trustee dies without a valid beneficiary designation, all payments shall be made to the Trustee's estate. Upon commencement of any payments due hereunder to the Trustee's beneficiary in accordance with the terms of this Agreement, the beneficiary shall designate his or her beneficiary by filing a written designation with the Bank. In the event the Trustee's beneficiary

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dies after commencement of benefits due hereunder to the beneficiary but prior to receiving all the payments due thereto under the terms hereof without a valid beneficiary designation, all payments shall be made to the beneficiary's estate.

      4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Bank may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

                                    ARTICLE 5
                               GENERAL LIMITATIONS

            All benefits payable under this Agreement shall be subject to the following limitations:

      5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement, if the Bank terminates the Trustee's service for:

            5.1.1 Gross negligence or gross neglect of duties;

            5.1.2 Commission of a felony or of a gross misdemeanor involving moral turpitude;

            5.1.3 Breach by the Trustee of a fiduciary duty to the Bank involving personal profit; or

            5.1.4 Fraud, disloyalty, dishonesty or willful violation of any law, rule or regulation (other than traffic violations or similar offences) or final cease and desist order or material breach of any material provision of this Agreement or significant Bank policy committed in connection with the Trustee's service and resulting in an adverse effect on the Bank.

      For purposes of Section 5.1, no act or failure to act on the Trustee's part shall be considered "willful" unless done, or omitted to be done, by the Trustee not in good faith and without reasonable belief that the Trustee's action or omission was in the best interest of the Bank.

      5.2 Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Trustee is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

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      5.3 Competition. The Trustee shall forfeit his right to any further benefits hereunder if the Trustee, without the prior written consent of the Bank, violates any of the following described restrictive covenants.

            5.3.1 Non-compete Provision. The Trustee shall not, for the term of this Agreement and until all benefits have been distributed, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, trustee, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of five percent (5%) or less in the stock of a publicly traded company):

                  (i) become employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any bank, savings and loan or any financial institution if the Trustee's responsibilities will include providing banking or other financial services within the twenty-five (25) mile radius of the main office maintained by the Bank as of the date of the termination of the Trustee's service;

                  (ii) participate in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Bank or any of its subsidiaries immediately prior to the termination of the Trustee's service;

                  (iii) sell, offer to sell, provide banking or other financial services, assist any other person in selling or providing banking or other financial services, or solicit or otherwise compete for, either directly or indirectly, any orders, contracts, or accounts for services of a kind or nature like or substantially similar to the services performed or products sold by the Bank or any of its subsidiaries (the preceding hereinafter referred to as "Services"), to or from any person or entity from whom the Bank or any of its subsidiaries provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three (3) year period immediately prior to the termination of the Trustee's service; or

                  (iv) divulge, disclose, or communicate to others in any manner whatsoever, any non-public confidential information of the Corporation or the Bank or any of its subsidiaries including, but not limited to, the names and addresses of customers or prospective customers of the Bank or any of its subsidiaries, as they may have existed from time to time, work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Bank or any of its subsidiaries, earnings or other information concerning the Corporation or the Bank or any of its

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                        subsidiaries. The restrictions contained in this
                        subparagraph (iv) apply to all nonpublic confidential information regarding the Corporation or the Bank or any of its subsidiaries regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, the restriction set forth in this paragraph shall not apply to any information that becomes known to the general public from sources other than the Trustee.

            5.3.2 Judicial Remedies. In the event of a breach or threatened breach by the Trustee of any provision of these restrictions, the Trustee recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Bank or any of its subsidiaries, and further recognizes that in such event monetary damages may be inadequate to fully protect the Bank or any of its subsidiaries. Accordingly, in the event of a breach or threatened breach of this Agreement, the Trustee consents to the Bank's or any of its subsidiaries' entitlement to such ex parte, preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing the Bank's or any of its subsidiaries' rights hereunder and preventing the Trustee from further breaching any of his obligations set forth herein. The Trustee expressly waives any requirement, based on any statute, rule of procedure, or other source, that the Bank or any of its subsidiaries post a bond as a condition of obtaining any of the above-described remedies. Nothing herein shall be construed as prohibiting the Bank or any of its subsidiaries from pursuing any other remedies available to the Bank or any of its subsidiaries at law or in equity for such breach or threatened breach, including the recovery of damages from the Trustee. The Trustee expressly acknowledges and agrees that: (i) the restrictions set forth in Section
      5.3.1 are reasonable in terms of scope, duration, geographic area and otherwise, (ii) the protections afforded the Bank or any of its subsidiaries in Section 5.3.1 are necessary to protect its legitimate business interest (iii) the restrictions set forth in Section 5.3.1 will not be materially adverse to the Trustee's service with the Bank, and (iv) his agreement to observe such restrictions forms a material part of the consideration for this Agreement.

            5.3.3 Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, scope, breadth and duration.

            5.3.4 Applicability in Change of Control. The non-compete provision detailed in Section 5.3.1 shall not be applicable following a Change in Control.

      5.4 Suicide or Misstatement. No benefits shall be payable if the Trustee commits suicide within two years after the date of this Agreement, or if the insurance company denies coverage for material misstatements of fact made by the Trustee on any application for life insurance purchased by the Bank or for any other reason. The Bank shall have no liability to the Trustee for any denial of coverage by the insurance company.

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      5.5. Severability. A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

                                    ARTICLE 6
                          CLAIMS AND REVIEW PROCEDURES

      6.1 Claims Procedure. A Trustee or beneficiary ("claimant") who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

            6.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

            6.1.2 Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

            6.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                  6.1.3.1 The specific reasons for the denial;

                  6.1.3.2 A reference to the specific provisions of the
            Agreement on which the denial is based;

                  6.1.3.3 A description of any additional information or
            material necessary for the claimant to perfect the claim and an explanation of why it is needed; and

                  6.1.3.4 An explanation of the Agreement's review procedure and the time limits applicable to such procedure.

      6.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

            6.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank's notice of denial, must file with the Bank a written request for review.

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            6.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim for benefits.

            6.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

            6.2.4 Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

            6.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. If the decision is a denial, then the notification shall also set forth:

                  6.2.5.1 The specific reasons for the denial;

                  6.2.5.2 A reference to the specific provisions of the
            Agreement on which the denial is based; and

                  6.2.5.3 A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim for benefits.

                                    ARTICLE 7
                           AMENDMENTS AND TERMINATION

      This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Trustee, except as provided by the provisions of Articles 2 and 5.

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                                    ARTICLE 8
                                  MISCELLANEOUS

      8.1 Binding Effect. This Agreement shall bind the Trustee and the Bank, and their successors, beneficiaries, survivors, executors, successors, administrators and transferees.

      8.2 No Guarantee of Service. This Agreement is not a service policy or contract. It does not give the Trustee the right to remain a trustee of the Bank, nor does it interfere with the Bank's right, to the extent of its ability under applicable law and regulation and its articles of incorporation and bylaws, to discharge the Trustee. It also neither requires the Trustee to remain a trustee of the Bank nor interferes with the Trustee's right to terminate his service at any time.

      8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

      8.4 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

      8.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

      8.6 Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term "Bank" as used in this Agreement shall be deemed to refer to the successor or survivor company.

      8.7 Unfunded Arrangement. The Trustee and the beneficiary thereof are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Trustee's life is a general asset of the Bank to which the Trustee and beneficiary have no preferred or secured claim.

      8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Trustee as to the subject matter hereof. No rights are granted to the Trustee by virtue of this Agreement other than those specifically set forth herein.

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      8.9 Administrator. The Bank shall be the administrator of this Agreement.
The Bank may delegate to others certain aspects of the management and operational responsibilities, including the service of advisors and the delegation of ministerial duties to qualified individuals.

      8.10 Administration. The Bank shall have powers which are necessary to administer this Agreement, including but not limited to:

            8.10.1 Interpreting the provisions of the Agreement;

            8.10.2 Establishing and revising the method of accounting for the Agreement;

            8.10.3 Maintaining a record of benefit payments; and

            8.10.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement

            8.10.5 Delegate any of the foregoing powers to any person or persons or committee or committees.

      8.11 Right of Offset. The Bank shall have the right to offset the benefits against any unpaid obligation the Trustee may have with the Bank.

      8.12 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Bank. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

      IN WITNESS WHEREOF, the Trustee and the Bank have signed this Agreement.

TRUSTEE:                                             LAUREL SAVINGS BANK:

_________________________________                    By:  ______________________
_______________                                      Title:  ___________________

      By execution hereof, Laurel Capital Group, Inc. consents to and agrees to be bound by the terms and conditions of this Agreement.

ATTEST:                                              LAUREL CAPITAL GROUP, INC.:

__________________________                           By:________________________

                                                     Title: ____________________

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